Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Three and Six Months Ended June 30, 2014

WELLESLEY, Mass.--(BUSINESS WIRE)--July 29, 2014--Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank (the “Bank”) reported net income of $431 thousand and $825 thousand for the three and six months ended June 30, 2014. These results compare to net income of $583 thousand and $1.2 million for the three and six months ended June 30, 2013, respectively. Basic and diluted earnings per share were $0.19 and $0.36 for the quarter and six months ended June 30, 2014, respectively. For the three and six months ended June 30, 2013, basic and diluted earnings per share were $0.26 and $0.52, respectively. Total assets were $494.3 million at June 30, 2014, an increase of $35.8 million or 7.8% from December 31, 2013 due to a $33.0 million increase in net loans supported by $29.5 million increase in deposits.

Thomas J. Fontaine, President and Chief Executive Officer, said, “We are pleased to report solid results in terms of earnings and asset growth during these periods as we successfully execute our strategic goals. We have been able to deliver solid earnings while making significant investments in people, technology and delivery systems which we believe will provide the foundation for delivering premier banking services to all our clients. Our asset growth reflects the growing acceptance of our premier brand and our ability to deliver superior service within all our lines of business.”

Second Quarter Earnings

Net income decreased $152 thousand, or 26.1%, for the quarter ended June 30, 2014 compared to the quarter ended June 30, 2013, as noninterest expenses increased, offset by increases in net interest income. Net interest income has increased $732 thousand, or 22.3%, to $4.0 million for the quarter ended June 30, 2014, as compared to $3.3 million for the quarter ended June 30, 2013. This increase was primarily due to increased interest income due to an increase in the average balance of our loan portfolio, partially offset by higher interest expense as the average balance of deposits have also increased. The yield on earning assets for the quarter ended June 30, 2014 was 4.16%, a decline of 5 basis points from the prior year level. Deposit and borrowing costs have remained steady at 0.88% in both years. The net interest margin was 3.44% for the 2014 quarter, compared to 3.50% for the 2013 quarter, reflecting the drop in earning asset yields between the two periods. We recorded a provision for loan losses of $220 thousand for the quarter ended June 30, 2014, an increase of $120 thousand over the prior year, as loan balances have increased and specific reserves have been increased on two impaired loans. Noninterest income totaled $233 thousand for the quarter ended June 30, 2014, a decrease of $30 thousand, or 11.4% from the prior year. Wealth management fees increased $31 thousand compared to 2013, while net securities gains decreased $103 thousand as we did not record any securities sales in the quarter. In the three month period ended June 30, 2013, we recorded a loss of $93 thousand on the early extinguishment of $2.0 million of long-term FHLB advances. There was no similar transaction recorded in the current year’s quarter. Total noninterest expenses increased $830 thousand to $3.3 million for the quarter ended June 30, 2014, as compared to $2.5 million for the quarter ended June 30, 2013. The increase in operating expenses was the result of additional staffing to support our commercial and residential lending operations, additions to our wealth management personnel, one-time charges of $95 thousand for consultants to facilitate certain staffing and contract negotiations on our behalf, and the additional costs related to opening our most recent full-service office in Boston in November 2013.

Year to Date Earnings

Net income for the six month period ended June 30, 2014 decreased $353 thousand compared to net income for the six month period ended June 30, 2013 due to increased noninterest expenses and an increased provision for loan losses, partially offset by stronger net interest income. Net interest income increased $1.2 million, or 18.3%, to $7.8 million for the six month period ended June 30, 2014, as compared to $6.6 million in the comparable 2013 period. The increase was largely due to increased loan income resulting from growth in our portfolio. Our earning asset yield decreased 16 basis points to 4.12% in the six month period ended June 30, 2014 from 4.28% in the comparable 2013 period as stronger growth in lower-yielding residential loans results in a declining earning asset yield. Deposit and borrowing costs decreased 3 basis points to 0.87% in the current period. Our net interest margin was 3.40% for the 2014 six month period, compared to 3.55% for the 2013 period. The provision for loan losses increased to $400 thousand for the six- month period ended June 30, 2014, as compared to $200 thousand in 2013 due to overall loan growth and an increase in specific reserves associated with two impaired loans. For the six months ended June 30, 2014, noninterest expenses increased $1.6 million to $6.5 million, as compared to $4.9 million in 2013. Salaries and employee benefits were $3.9 million for the six months ended June 30, 2014, as compared to $3.0 million in 2013, reflecting staff additions associated with our newest office, additional wealth management and lending personnel. Occupancy and equipment expense increased $287 thousand to $983 thousand for the six month period ended June 30, 2014, as compared to $696 thousand in 2013. These increases primarily reflect the costs associated with our most recent office opened in Boston in November 2013.

Balance Sheet Growth

Total assets were $494.3 million at June 30, 2014, representing an increase of $35.8 million compared to December 31, 2013. The increase was primarily related to loan growth during the quarter, supported by growth in deposits.

Net loans totaled $416.7 million at June 30, 2014, an increase of $33.0 million, as compared to December 31, 2013. Residential mortgage loans increased $22.8 million to $204.5 million at June 30, 2014, primarily due to growth in our adjustable-rate mortgage portfolio, as we continue to emphasize residential loan growth within our marketplace. Construction loans increased $8.7 million to $88.8 million at June 30, 2014, as compared to $80.1 million at December 31, 2013, with loans to individual homeowners representing $24.0 million at June 30, 2014 and $22.8 million of the total at year end 2013.

Deposits increased $29.5 million to $387.0 million at June 30, 2014. The increase was primarily attributable to an increase in savings deposits of $15.6 million, an increase of $10.8 million in certificates of deposit, and an increase of $3.7 million in demand deposits. Longer-term FHLB advances increased $10.0 million to $53.5 million as we funded a portion of our loan growth with lower cost, long-term advances. Short-term borrowings, which consist entirely of advances from the FHLB, totaled $4.0 million at June 30, 2014, a reduction of $5.0 million from December 31, 2013 as retail and commercial deposit growth provided funds for short-term liquidity needs.

Stockholders’ equity increased $1.3 million to $48.1 million, representing 9.73% of total assets as of June 30, 2014, primarily due to growth in earnings, the impact of stock compensation plans, and an increase in accumulated other comprehensive income during the six month period. At December 31, 2013, the Company’s ratio of stockholders’ equity to total assets was 10.20%.

About Wellesley Bancorp

The Company is the holding company for Wellesley Bank, a community-oriented financial institution, which provides comprehensive premier banking and wealth management service to successful people, families, businesses and nonprofit organizations. The Company’s team of highly experienced and knowledgeable bankers and investment professionals provides exceptional personalized services and trusted advice to its clients. Wellesley Bank was established in 1911 as a Massachusetts-chartered cooperative bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company’s summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Statements of Net Income (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest and dividend income:
Interest and fees on loans	$4,617	$3,770	$8,972	$7,516
Other interest and dividend income	248	190	460	398
Total interest and dividend income	4,865	3,960	9,432	7,914
Interest expense	846	673	1,647	1,334

Net interest income	4,019	3,287	7,785	6,580
Provision for loan losses	220	100	400	200

Net interest income, after provision for loan losses	3,799	3,187	7,385	6,380

Total noninterest income	233	263	486	472

Noninterest expenses:
Salaries and employee benefits	1,991	1,521	3,864	2,951
Occupancy and equipment	483	356	983	696
Professional fees	251	132	428	264
Other general and administrative	600	486	1,234	1,001
Total noninterest expenses	3,325	2,495	6,509	4,912

Income before income taxes	707	955	1,362	1,940
Provision for income taxes	276	372	537	762

Net income	$431	$583	$825	$1,178

Other Data:
Return on average assets (1)	0.36%	0.61%	0.35%	0.62%
Return on average equity (1)	3.59%	5.62%	3.49%	5.46%
Net interest margin (1)	3.44%	3.50%	3.40%	3.55%
Earnings per common share:
Basic	$0.19	$0.26	$0.36	$0.52
Diluted	$0.19	$0.26	$0.36	$0.52
Weighted average shares outstanding:
Basic	2,290,488	2,285,860	2,290,167	2,289,699
Diluted	2,294,515	2,285,860	2,292,764	2,289,699
Stockholders’ equity to total assets at end of period	9.73%	11.51%	9.73%	11.51%
Book value per common share at end of period	$19.60	$18.43	$19.60	$18.43

(1) Annualized

The Company’s summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Balance Sheets (In thousands) (Unaudited)

	June 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$17,579	$19,067

Certificates of deposit	100	100
Securities available for sale, at fair value	39,852	36,672
Federal Home Loan Bank of Boston stock, at cost	3,300	3,176
Loans held for sale	1,598	825

Loans	421,338	387,931
Less allowance for loan losses	(4,613)	(4,213)
Loans, net	416,725	383,718

Bank-owned life insurance	6,724	6,607
Premises and equipment, net	3,762	3,805
Other assets	4,664	4,550

Total assets	$494,304	$458,520

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$48,518	$44,864
Interest-bearing	338,468	312,654
	386,986	357,518

Short-term borrowings	4,000	9,000
Long-term debt	53,500	43,500
Accrued expenses and other liabilities	1,708	1,713
Total liabilities	446,194	411,731

Stockholders’ equity	48,110	46,789

Total liabilities and stockholders’ equity	$494,304	$458,520

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer